April 2010

Pricing Sheet dated April 26, 2010 relating to
Preliminary Terms No. 353 dated March 26, 2010 to
Registration Statement No. 333-156423
Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

PLUS due October 25, 2011
Based on the Performance of a Basket of Three Currencies Relative to the U.S. Dollar
Brazilian real + Korean won + Mexican peso
Performance Leveraged Upside SecuritiesSM
PRICING TERMS – APRIL 26, 2010
Issuer:	Morgan Stanley
Issue price:	$1,000 per PLUS (See “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per PLUS
Pricing date:	April 26, 2010
Original issue date:	April 29, 2010 (3 business days after the pricing date)
Maturity date:	October 25, 2011
Aggregate principal amount:	$2,872,000
Principal protection:	None
Interest:	None
Basket:	Basket Currency	Weighting	Initial Exchange Rate	Reference Source
	Brazilian real	33.3333%	1.7446	Reuters: BRFR
	Korean won	33.3333%	1,104.00	Reuters: KFTC18
	Mexican peso	33.3333%	12.165	Reuters: WMRSPOT10
Payment at maturity:
•  If the basket performance is positive, which means the basket of currencies strengthens relative to the U.S. dollar:
$1,000 + leveraged upside payment
In no event will the payment at maturity exceed the maximum payment at maturity.
•  If the basket performance is zero or negative, which means the basket of currencies remains unchanged or weakens relative to the U.S. dollar:
$1,000 x (1 + basket performance)
Because in this scenario, the basket performance will be zero or negative, this amount will be equal to or less than the stated principal amount of $1,000.  There is no minimum payment at maturity on the PLUS.

Leveraged upside payment:	$1,000 x basket performance x leverage factor
Basket performance:	Sum of the currency performance values of each of the basket currencies, each as determined on the valuation date.
Leverage factor:	200%
Maximum payment at maturity:	$1,800 per PLUS (180% of the stated principal amount)
Currency performance value:	With respect to each basket currency: [(initial exchange rate / final exchange rate) – 1] x weighting
Initial exchange rate:	With respect to each basket currency, the exchange rate on the pricing date. See “Basket—Initial Exchange Rate” above.
Final exchange rate:	With respect to each basket currency, the exchange rate on the valuation date.
Exchange rate:	With respect to each basket currency, the rate for conversion of units of such basket currency into one U.S. dollar, as determined by reference to the applicable reference source described herein.
Valuation date:	October 20, 2011
CUSIP / ISIN:	617482JW5 / US617482JW50
Listing:	The PLUS will not be listed on any securities exchange.
Agent:
Morgan Stanley & Co. Incorporated (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms.

Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Issuer
Per PLUS	100%	2.00%	98.00%
Total	$2,872,000	$57,440	$2,814,560
(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of PLUS purchased by that investor. The lowest price payable by an investor is 99.25% per PLUS. Please see “Syndicate Information” on page 9 of the accompanying preliminary terms for further details.

(2)
Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the Agent), and their financial advisors will collectively receive from the Agent, MS & Co., a fixed sales commission of 2.00% for each PLUS they sell.  For additional information, see “Supplemental information regarding plan of distribution; conflicts of interest” in the accompanying preliminary terms and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement for Currency-Linked PLUS.

You should read this document together with the preliminary terms describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Terms No. 353 dated March 26, 2010
Prospectus Supplement for Currency-Linked PLUS dated March 25, 2010
Prospectus dated December 23, 2008

The PLUS are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.